Exhibit 99.1

                SYMS CORP REPORTS RESULTS FOR THE SECOND QUARTER

Secaucus, New Jersey, September 26, 2003 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its second quarter ended August 30, 2003.

For the second quarter ended August 30, 2003, the Company had a net loss of $4.7 million ($0.30 per share) as compared to a net loss of $6.2 million ($0.39 per share) for the thirteen-week period ended August 31, 2002. For the 26-week period ended August 30, 2003, the net loss was $6.4 million ($0.42 per share) as compared to a net loss of $5.5 million ($0.35 per share) for the comparable period last year.

For the second quarter ended August 30, 2003, same store sales declined 1.6% compared to the same period last year. For the 26-week period ended August 30, 2003, same store sales declined 2.7% compared to the same period last year.

Net sales for the second quarter decreased 4.5% to $62.1 million, down from $65.1 million for the same period last year. Net sales for the 26-week period ended August 30, 2003 decreased 5.5% to $125.6 million, down from $133.0 million for the same period last year.

The results for the second quarter ended August 30, 2003 reflect a lower sales performance which can be attributed to the closing of two stores and a continued weak economy. The results for the second quarter ended August 31, 2002 reflect a $4,000,000 charge (write off of capital assets) resulting from previously announced closing of our downtown Chicago store. This action was taken by the Company to cut losses being incurred at the store because ongoing construction at or near the premises, expected to continue for several years, rendered the store "unusable" for a retailer.

Syms Corp currently operates a chain of forty "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

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Certain information in this press release includes forward-looking statements
(as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described therein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

                          (Financial Tables to Follow)

                                    SYMS CORP
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                 August 30,                 August 31,
                                   2003                       2002
                                 ----------                 ----------

Assets:

Current Assets
   Cash                           $ 19,828                   $ 23,166
   Inventory                        87,061                     99,025
   Other Current Assets             10,731                     10,460
                                  --------                   --------

   Total Current Assets            117,620                    132,651

Property & Equipment - Net         131,056                    139,806

Other Assets - Net                  22,374                     13,390
                                  --------                   --------

Total Assets                      $271,050                   $285,847
                                  ========                   ========


Liabilities & Capital:

   Accounts Payable               $ 31,506                   $ 35,671
   Accrued Expenses                  9,906                      5,894
   Other Current Liabilities         4,929                      7,032
                                  --------                   --------

   Total Current Liabilities        46,341                     48,597

Other Long-Term Debt                 1,881                      2,163

Shareholders' Equity               222,828                    235,087
                                   -------                    -------

Total Liabilities & Capital       $271,050                   $285,847
                                  ========                   ========

                                   SYMS CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                        Thirteen      Thirteen      Twenty-six     Twenty-six
                          Weeks         Weeks         Weeks          Weeks
                          Ended         Ended         Ended          Ended
                         8/30/03       8/31/02       8/30/03        8/31/02
                        --------      --------      ----------     ----------

Net Sales                $62,102       $65,058       $125,636      $133,008

Gross Margin              22,106        22,979         48,020        52,076

Operating Expenses        28,367        28,510         56,703        56,830

Other Income                 (68)         (355)          (178)         (809)

Special Charge                           4,000                        4,000

Net Income After Taxes   ($4,683)      ($6,169)       ($6,432)      ($5,462)
                         ========      ========       ========      ========

Net Income Per Share -
Basic                     ($0.30)       ($0.39)        ($0.42)       ($0.35)
                          =======       =======        =======       =======

Weighted Average
Shares Outstanding        15,412        15,721         15,412        15,721
                          ======        ======         ======        ======


Contact:

     Syms Corp.
     Antone F. Moreira, 201-902-9600
     Vice President, Treasurer
     and Chief Financial Officer